Exhibit 10.28
Amendment No. 3
to
Clinical and Commercial Supply Agreement
Viral Vector Product

This Amendment No. 3 to the Clinical and Commercial Supply Agreement-Viral Vector Product (the “Amendment”) is made effective January 1, 2021, (“Amendment Effective Date”) by and between bluebird bio (Switzerland) GmbH (“Company”), and SAFC Carlsbad, Inc., a California corporation (“SAFC”). Company and SAFC may hereinafter be referred to as a Party or as the Parties. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Agreement.
WHEREAS, Company and SAFC are parties to that certain Clinical and Commercial Supply Agreement, as amended, dated as of November 27, 2017, and having an Effective Date of January 1, 2018 (the “Agreement”);
WHEREAS, Company and SAFC wish to document their mutual agreement to remove Company’s contractual obligation to arrange for Testing Services by way of charging of fees and invoicing for such fees with SAFC’s affiliates BioReliance Corporation and BioReliance Limited effective from January 1, 2021 through the end of the Term; and
WHEREAS, the Parties agree that the Minimum Purchase Commitment (“MPC”) for the year 2020 is satisfied in full, with no shortfall payment due SAFC.
WHEREAS, the Parties desire to mutually amend, modify and clarify their respective obligations under the Agreement as stated hereinafter.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.SAFC shall not be obligated to quote nor charge fees and invoice for such fees regarding third party Testing as required in the Agreement. Company shall be solely responsible to arrange all Testing on its behalf in order to comply with the Agreement Testing requirements. Such actions shall be in effect from January 1, 2021 through the end of the Term.
2.This Amendment, together with the Agreement, constitutes the final, complete and exclusive statement of the agreement between the parties pertaining to its subject matter and supersedes any and all prior and contemporaneous understandings or agreements of the parties with respect thereto.
3.This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or other electronic means (e.g., via PDF) shall be effective delivery of a manually executed counterpart of this Amendment.

Except as provided herein, all terms and conditions of the Agreement shall remain the same and are in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have each caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date above.

SAFC CARLSBAD, INC.		bluebird bio (Switzerland) GmbH

By:	/s/ Angela Myers	By:	/s/ David Seeberger
Name:	Angela Myers	Name:	David Seeberger
Title:	Head of Gene Editing & Novel Modalities	Title:	Head of Finance, Europe